UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 31, 2006
Commission File Number 333-112528
Vought Aircraft Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	75-2884072
(State or other jurisdiction of incorporation	(I.R.S. Employer
or organization)	Identification Number)
9314 West Jefferson Boulevard M/S 2-01
Dallas, Texas 75211
(972) 946-2011
(Address of principal executive offices and telephone number)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     In connection with the previously announced retirement of Mr. Tom Risley (“Mr. Risley”) effective as of February 28, 2006, and Mr. Risley’s resignation as Chairman, President and Chief Executive Officer of Vought Aircraft Industries, Inc. (“Vought” or the “Company”) effective as of January 31, 2006, the Company entered into an agreement with Mr. Risley regarding the terms of his separation from service on January 31, 2006. Terms of the agreement include, among other things, arrangements with respect to Mr. Risley’s elections under the Company’s non-qualified pension plan, an extension of the expiration date of Mr. Risley’s stock options to December 31, 2006, and the payment of the cost of continuation of Mr. Risley’s participation in the Company’s group health benefits for a period of one year. In accordance with the terms of that agreement, on the same day, the Company also entered into a consulting agreement with Mr. Risley, to be effective for a period of one year beginning March 1, 2006. Under that agreement, Mr. Risley will be paid a minimum fee of $36,000 plus expenses, with the total fees and expenses payable to Mr. Risley under the agreement not to exceed $200,000. The agreement also provides that Mr. Risley may not compete with the Company during the term of the consulting agreement.
Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits
     10.1 Agreement between Vought and Tom Risley dated January 31, 2006.
     10.2 Consulting Agreement between Vought and Tom Risley dated January 31, 2006.

SIGNATURES
     Pursuant to the requirements of Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOUGHT AIRCRAFT INDUSTRIES, INC.
Date: February 6, 2006	/s/ Lloyd R. Sorenson
Lloyd R. Sorenson
Executive Vice President and Chief Financial Officer